SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
Sonic Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held January 17, 2002

SONIC CORP.
101 Park Avenue
Oklahoma City, Oklahoma 73102

To the Stockholders of Sonic Corp.:

    The annual meeting of the stockholders of Sonic Corp. (the "Company") will take place in Meeting Room 2 of the Myriad Convention Center, One Myriad Gardens, Oklahoma City, Oklahoma, on Thursday, January 17, 2002, at 1:30 p.m., for the purpose of considering and acting upon the following matters:

  (1)
  The election of three nominees to the Board of Directors.

  (2)
  The approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock.

  (3)
  The approval and ratification of the selection of independent auditors.

  (4)
  Any other business which properly may come before the meeting or any adjournment of the meeting.

    The Board of Directors has fixed the close of business on November 30, 2001, as the record date for the determination of the holders of the Company's voting common stock entitled to receive notice of the annual meeting and to vote at the meeting.

    To ensure the presence of a quorum at the annual meeting, please sign and promptly return the enclosed proxy card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States.

                      By order of the Board of Directors,

                      Ronald L. Matlock, Secretary

Oklahoma City, Oklahoma
December 17, 2001

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
SONIC CORP.

To Be Held Thursday, January 17, 2002

SOLICITATION OF PROXIES

Solicitation

    Sonic Corp. (the "Company") is furnishing this proxy statement to the stockholders of the Company to solicit their proxies for use at the annual meeting of stockholders to take place on Thursday, January 17, 2002, and at any adjournment of the meeting. The Company also may use the services of the Company's directors, officers, and employees to solicit proxies personally or by telephone. The Company regularly retains the services of Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee, to assist with the Company's investor relations and other stockholder communications issues. Corporate Communications, Inc. may assist in the solicitation of the proxies and will not receive any additional compensation for those services. The Company will bear all of the costs of preparing, printing, assembling, and mailing this proxy statement and the proxy card and all of the costs of the solicitation of the proxies.

Reimbursement of Nominees

    The Company will reimburse any bank, broker-dealer, or other custodian, nominee, or fiduciary for its reasonable expenses incurred in completing the mailing of proxy materials to the beneficial owners of the Company's voting common stock.

Revocation of Proxy

    Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by giving written notice to Ronald L. Matlock, Secretary of the Company. The persons named on the proxy card will vote the proxies at the annual meeting, if received in time and not revoked.

Mailing of Proxy Statement and Proxy Card

    The Company has had this proxy statement and the proxy card mailed to its stockholders on or about December 17, 2001.

Stockholder Proposals

    In order for the Company to include a stockholder proposal in the proxy materials for the next annual meeting of stockholders, a stockholder must deliver the proposal to the Secretary of the Company no later than August 19, 2002.

VOTING RIGHTS AND PROCEDURE

    Only the record holders of shares of the voting common stock of the Company as of the close of business on November 30, 2001, will have the right to vote at the annual meeting. As of the close of business on that date, the Company had 26,605,392 shares of common stock issued and outstanding (excluding 5,349,172 shares of common stock held as treasury stock). Each stockholder of record will have one vote for each share of common stock of the Company that the stockholder owned as of the record date. All shares of common stock may vote on all matters coming before the annual meeting, and a majority of all of the outstanding shares of common stock of the Company entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum for the meeting. The Company will treat all abstentions and nominee non-votes as present or represented at the meeting for the purposes of determining whether a quorum exists for the meeting.

    With respect to the election of directors, the three nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes (discussed below) will not affect the outcome of the election because only a plurality of the votes actually cast is needed to elect directors. With respect to the approval of the amendment to the certificate of incorporation, the approval of the auditors, or any other matter properly brought before the meeting, a majority of the shares represented at the meeting and entitled to vote is required for approval of these matters. Therefore, abstentions will have the effect of a vote against approval. Broker non-votes will not affect the outcome of the vote.

    Proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called "broker non-votes") will be considered as present for quorum purposes but not as shares counted for determining the outcome of the vote.

ELECTION OF DIRECTORS

General

    The Company's certificate of incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term and one class is elected each year. The Board of Directors is authorized by the Company's bylaws to fix from time to time the number of directors that shall constitute the whole Board of Directors. The Board size has been set at ten members. Kenneth L. Keymer, H.E. "Gene" Rainbolt, and E. Dean Werries are the members of the class to be elected at the annual meeting and have been nominated to serve as directors for a three-year term expiring at the annual meeting to be held in 2005. The remaining seven directors will continue to serve in accordance with their previous elections.

    All nominees will hold office until the stockholders elect his qualified successor. If any nominee becomes unable or unwilling to accept the election or to serve as a director (an event which the Board of Directors does not anticipate), the person or persons named in the proxy will vote for the election of the person or persons recommended by the Board of Directors.

    Unless the context indicates otherwise, the term "Company," when used in this proxy statement, refers to Sonic Corp. and its subsidiaries.

Nominees

    The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director's term will expire (if elected) for each nominee for election as a director at the annual meeting of stockholders.

Name and Principal Occupation	First Became a Director	Term Expires	Age
Kenneth L. Keymer[1]	January 1999	2005	53
H.E. "Gene" Rainbolt[2]	January 1996	2005	72
E. Dean Werries[3]	March 1991	2005	72

    The Board of Directors recommends a vote "For" the election of each of the three nominees as a director.

    Proxies cannot be voted for more than three nominees.

    1Mr. Keymer has served as the President and Chief Operating Officer of the Company since January 2000 and as a director of the Company since January 1999. He served as Executive Vice President and as Chief Operating Officer of the Company from January 1998 until January 2000. Mr. Keymer has served as President and a director of

Sonic Industries Inc., the Company's franchise operations subsidiary, since August 1996. From June 1994 to August 1996, he served as Executive Vice President of Perkins Family Restaurants, in Memphis, Tennessee. From March 1993 to June 1994, Mr. Keymer served as Senior Vice President of Operations for the then Chicago-based Boston Chicken, Inc.

    2Mr. Rainbolt has served as Chairman of the Board of BancFirst Corp. of Oklahoma City, Oklahoma, since 1989. From 1985 to 1989, he served as Chairman of the Board of Directors of United Community Corp., a bank holding company in Oklahoma City, Oklahoma, and a predecessor of BancFirst Corp. From 1974 to 1985, Mr. Rainbolt served as Chairman of the Board of Federal National Bank of Shawnee, Oklahoma.

    3Mr. Werries served as non-executive Chairman of the Board of the Company from April 1995 until January 2000. From 1988 through October 1993, he served as the Chief Executive Officer of Fleming Companies, Inc. ("Fleming"), a wholesale food distribution company, and served as Chairman of the Board of Directors of Fleming from 1989 through April 1994. Mr. Werries is a past Chairman of the Food Marketing Institute in Washington, D.C.

Other Directors

    The following table sets forth the name, principal occupation, age, year in which the individual first became a director, and year in which the director's term will expire for each director who will continue as a director after the annual meeting of stockholders.

Name and Principal Occupation	First Became a Director	Term Expires	Age
J. Clifford Hudson[1]	August 1993	2004	47
Robert M. Rosenberg[2]	April 1993	2004	63
Federico F. Peña[3]	January 2001	2004	54
Margaret M. Blair[4]	January 2001	2003	51
Leonard Lieberman[5]	December 1988	2003	72
Pattye L. Moore[6]	January 2001	2003	43
Frank E. Richardson[7]	March 1991	2003	61

    1Mr. Hudson has served as the Company's Chairman of the Board and Chief Executive Officer since January 2000. He served as President and Chief Executive Officer of the Company from April 1995 until January 2000 and has served as a director since August 1993. Mr. Hudson served as President and Chief Operating Officer of the Company from August 1994 until April 1995, and he served as Executive Vice President and Chief Operating Officer from August 1993 until August 1994. From August 1992 until August 1993, Mr. Hudson served as Senior Vice President and Chief Financial Officer of the Company. From October 1994 through February 2001, he served as Chairman of the Board of the Securities Investor Protection Corporation, the federally-chartered organization which serves as the insurer of customer accounts with brokerage firms.

    2Mr. Rosenberg served as President and Chief Executive Officer of Allied Domecq Retailing USA ("Allied") from May 1993 until his retirement in August 1998. Allied is the parent of Dunkin' Donuts, Inc. and Baskin-Robbins, Inc. Mr. Rosenberg served as President and Chief Executive Officer of Dunkin' Donuts, Inc. from 1963 until May 1993, and he served as President and Chief Executive Officer of Baskin-Robbins, Inc. from December 1992 until May 1993. Mr. Rosenberg currently serves as an honorary director of the National Restaurant Association, as well as a trustee of the educational foundation of the International Franchise Association ("IFA"). He is a past president of the IFA. Mr. Rosenberg also serves as a director of Dominos, Inc. and Buffets, Inc.

    3Mr. Peña has served as a Managing Director of Vestar Capital Partners since January 2000. He served as a Senior Advisor of Vestar Capital Partners from August 1998 until January 2000. Mr. Peña served as the U.S. Secretary of Energy from March 1997 through June 1998 and as the U.S. Secretary of Transportation from January 1993 through January 1997. He served as the Mayor of the city and county of Denver, Colorado from 1983 through 1991 and in the Colorado House of Representatives from 1979 until 1982. Mr. Peña currently serves on the Boards of Trustees of

Principal Financial Group, Valor Telecommunications, and Marsico Capital Management, a registered investment company.

    4Dr. Blair has served as a Non-resident Senior Fellow of the Economic Studies Program at the Brookings Institution, a Visiting Professor at Georgetown University Law Center, and as the Research Director of the Sloan-GULC Project on Business Institutions since January 2000. She served as a Senior Fellow of the Economic Studies Program at the Brookings Institution from January 1995 until January 2000. Dr. Blair is a member of the Corporate Performance Council of the World Economic Forum, co-director of the Project on Understanding Intangible Sources of Value at the Brookings Institution, a member of the Board of Trustees of the Woodstock Theological Center, and a member of the MIT Task Force on Reconstructing America's Labor Market Institutions.

    5Mr. Lieberman served as the Chief Executive Officer and a director of Supermarkets General Corporation from 1983 to 1987. From 1987 to the present, Mr. Lieberman has primarily devoted his time to private investments. From January through April 1991, he served as Chairman, President and Chief Executive Officer of Outlet Communications, Inc. Mr. Lieberman serves as a director of Michael Foods, Inc. and is also a member of the Management Committee of Consolidated Container Company, LLC.

    6Ms. Moore has served as Executive Vice President of the Company since January 2000 and as a director of the Company since January 2001. Ms. Moore served as Senior Vice President of Marketing and Brand Development of the Company from August 1996 until January 2000. From August 1995 until August 1996, Ms. Moore served as Senior Vice President of Marketing and Brand Development for Sonic Industries Inc. and served as Vice President of Marketing of Sonic Industries Inc. from June 1992 to August 1995.

    7Mr. Richardson has served as Chairman of F. E. Richardson & Co., Inc. of New York City, a firm specializing in acquisitions of and investments in growth companies, since June 1995. Since 1997, he has served as Chairman of Enterprise News Media, Inc., which owns newspapers in Brockton, Quincy, and Plymouth, Massachusetts. From 1986 to June 1995, Mr. Richardson served as President of Wesray Capital Corporation, a firm which also specialized in acquisitions of and investments in growth companies.

Chairman Emeritus of the Board of Directors

    Troy N. Smith, Sr., founder of the Company, has served as Chairman Emeritus of the Board of Directors since May 1991. As Chairman Emeritus, Mr. Smith has the right to attend and participate on a non-voting basis at all meetings of the Board of Directors and receives the same director fees as the other non-management directors.

Committees and Meetings of the Board of Directors

    The Company has a Nominating Committee, an Audit Committee, a Compensation Committee, and a Stock Plan Committee.

    Nominating Committee.  The Nominating Committee's function consists of nominating individuals to serve as directors of the Company. On November 13, 2001, the Nominating Committee nominated the three individuals named above for election as directors at the annual meeting of stockholders. The members of the Nominating Committee consist of all of the directors of the Company. E. Dean Werries is the Chairman of the Nominating Committee. The Nominating Committee held one meeting during the Company's last fiscal year. The Nominating Committee will consider nominees recommended by the Company's stockholders. In order to recommend a nominee for the next annual meeting, stockholders must deliver the recommendation in writing to the Company on or before August 16, 2002, addressed to the attention of Ronald L. Matlock, Secretary of the Company, and must provide the full name, address, and business history of the recommended nominee.

    Audit Committee.  Information regarding the functions performed by the Audit Committee and the number of meetings held during the fiscal year is set forth in the "Report of Audit Committee" included in this proxy statement. The members of the Audit Committee are H. E. Rainbolt (Chairman), Margaret M. Blair, Robert M. Rosenberg, and E. Dean Werries, each of whom meets the independence requirements of the NASD listing standards. W. Scott McLain, Senior Vice President and Chief Financial Officer of the Company, serves as a non-voting, ex-officio member of the committee. The Board of Directors of the Company adopted a written charter for the Audit Committee in April 2000, a copy of which was attached to the proxy statement for the 2001 Annual Meeting of Stockholders.

    Compensation Committee.  The Compensation Committee's functions include reviewing and making recommendations to the Board of Directors concerning the base salary, annual incentive bonus awards, and other compensation awards to the executive officers of the Company. The members of the Compensation Committee are Leonard Lieberman (Chairman), Federico F. Peña, and Frank E. Richardson. The Compensation Committee held two meetings during the Company's last fiscal year.

    Stock Plan Committee.  The Stock Plan Committee's functions include administering the Company's various stock option, stock incentive, and stock purchase plans. The members of the Stock Plan Committee are Leonard Lieberman (Chairman), Federico F. Peña, and Frank E. Richardson. The Stock Plan Committee held four meetings during the Company's last fiscal year.

    Meetings of the Board of Directors.  The Board of Directors of the Company held five meetings during the Company's last fiscal year. Each director attended at least 75% of the meetings of the Board and the Board committees on which he or she served, except Ms. Moore, who was elected to the Board in January 2001 and attended two of the three remaining board meetings for the year.

Executive Compensation

    Summary Compensation Table.  The following table sets forth the compensation paid for the last three fiscal years to the Company's chief executive officer and the Company's four other most highly compensated executive officers for all services rendered in all capacities to the Company and its subsidiaries.

Annual Compensation					Long-term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)[1]	Other Annual Compen- sation($)[2]	Securities Underlying Stock Options(#)	All Other Compen- sation($)[3]
J. Clifford Hudson Chairman of the Board and Chief Executive Officer	2001 2000 1999	433,411 383,333 341,667	227,717 214,583 191,517	— — —	28,102 32,144 27,570	3,933 5,902 5,600
Kenneth L. Keymer President and Chief Operating Officer	2001 2000 1999	316,667 283,333 241,667	164,925 160,417 136,500	— — —	20,296 46,608 19,694	9,052 6,202 6,025
Pattye L. Moore Executive Vice President	2001 2000 1999	266,667 233,334 191,667	139,392 133,333 78,482	— — —	17,173 38,840 14,180	8,174 6,202 5,965
W. Scott McLain Senior Vice President and Chief Financial Officer	2001 2000 1999	206,745 173,333 153,334	79,726 69,667 62,785	— — —	12,365 13,019 11,343	6,233 4,353 4,184
Ronald L. Matlock Senior Vice President, General Counsel and Secretary	2001 2000 1999	195,003 180,000 166,667	73,370 71,833 67,178	— — —	11,241 13,381 12,053	8,658 5,830 5,810

    1The amounts include incentive bonus awards granted pursuant to the incentive bonus program described under "Report on Executive Compensation," as well as a holiday bonus equal to one-half month's base salary.

    2The amount of other annual compensation did not exceed the lesser of $50,000 or 10% of the annual salary and bonus reported for the named individual.

    3The amounts include the Company's matching contribution to the Company's defined contribution plan and premiums for life insurance paid on behalf of the named individuals. During the last fiscal year, the Company made matching contributions to the Company's 401(k) defined contribution plan in the amount of $2,531 for Mr. Hudson, $7,650 for Mr. Keymer, $6,772 for Ms. Moore, $4,881 for Mr. McLain, and $7,300 for Mr. Matlock. During the last fiscal year, the Company paid life insurance premiums in the amount of $1,402 for Mr. Hudson, $1,402 for Mr. Keymer, $1,402 for Ms. Moore, $1,343 for Mr. McLain, and $1,358 for Mr. Matlock.

    Stock Option Table.  The following table sets forth information regarding the stock options granted during the last fiscal year to the Company's chief executive officer and the other executive officers named above.

Name	Number of Securities Underlying Options Granted(#)[1]	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Price Appreciation for Option Term[2]
					5% ($)	10% ($)
J. Clifford Hudson	28,102	5.73%	$24.85	4/16/2011	$439,179	$1,112,966
Kenneth L. Keymer	20,296	4.14%	24.85	4/16/2011	317,187	803,813
Pattye L. Moore	17,173	3.50%	24.85	4/16/2011	268,380	680,128
W. Scott McLain	12,365	2.52%	24.85	4/16/2011	193,241	489,710
Ronald L. Matlock	11,241	2.29%	24.85	4/16/2011	175,675	445,194

    1Each option becomes exercisable with regard to one-third of the shares of common stock underlying the option on each of the three anniversary dates of the grant of the option.

    2The assumed annual rates of 5% and 10% would result in the Company's common stock price increasing during the 10-year term of the option from the $24.85 per share exercise price to $40.48 and $64.46, respectively.

    Option Exercises and Year End Value Table.  The following table sets forth information regarding stock options exercised during the last fiscal year by the Company's chief executive officer and the other individuals named above and the value of unexercised stock options as of the end of the last fiscal year.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options as of Fiscal Year End Exercisable/ Unexercisable (#)	Value of Unexercised In-the-Money Options as of Fiscal Year End Exercisable/ Unexercisable ($)
J. Clifford Hudson	31,752	$663,046	397,780	$8,399,823
			58,722	489,704
Kenneth L. Keymer	45,001	605,016	134,057	2,364,015
			57,934	496,297
Pattye L. Moore	31,082	521,527	170,038	3,500,000
			47,794	406,843
W. Scott McLain	10,000	236,500	84,308	1,594,113
			24,825	204,327
Ronald L. Matlock	0	0	101,377	2,002,475
			24,178	203,454

    Compensation of Directors.  During the last fiscal year, the Company compensated the non-management directors for their services in the amount of $10,000 per year, plus $2,000 for every meeting of the Board of Directors attended. Additionally, Audit Committee members received $1,000 for each telephonic Audit Committee meeting they attended. Other than the Audit Committee members' compensation, the Company did not pay any additional fees to directors for serving on its standing committees. The Company does not compensate directors who also serve as an officer or employee of the Company or its subsidiaries for their services as a director. The 2001 Sonic Corp. Directors' Stock Option Plan, as adopted in January 2001, provides for the grant of 10-year, non-qualified stock options to purchase 22,500 shares of common stock of the Company to each non-management director of the Company upon the individual's initial election as a director, and provides for the annual grant of 10-year, non-qualified stock options to purchase 3,000 shares of common stock of the Company to each non-management director of the Company beginning with the first year of the director's second three-year term and continuing annually for so long as the individual serves on the Board.  The exercise price of the stock options equals the market value of the common stock at the date of the grant, and the stock options become exercisable with regard to one-third of the shares of common stock underlying the option on each of the first three anniversary dates of the grant of the stock option. In January 2001, the Company granted options to purchase 22,500 shares of common stock of the Company at $24.063 per share to Mr. Peña and to Dr. Blair and granted options to purchase 3,000 shares of common stock at $24.063 per share to Messrs. Lieberman, Rainbolt, Richardson, Rosenberg and Werries.

    Termination and Change in Control Arrangements.  The Company has employment contracts with J. Clifford Hudson, its Chairman of the Board and Chief Executive Officer, and the other senior executive officers. Mr. Hudson's contract, which expires in August 2002 (and which automatically extends each year for one additional year to maintain successive terms of two years unless specifically terminated or not renewed by the Company), provides that, if the Company terminates Mr. Hudson's employment other than for cause or fails to renew his contract, he will receive his base compensation for a 24-month period after termination (at an annualized base of $450,000 as of August 31, 2001). Mr. Hudson's contract defines "cause" as (1) the willful and intentional failure substantially to perform his duties (other than because of physical or mental incapacity), (2) the commission of an illegal act in connection with his employment, or (3) the commission of any act which falls outside the ordinary course of his responsibilities and which exposes the Company to a significant level of undue liability. A determination of "cause" requires the affirmative vote of at least two-thirds of all members of the Board of Directors. The contracts for Messrs. Keymer and Matlock and for Ms. Moore expire in August 2002. The contract for W. Scott McLain expires in January 2002. The contracts for all senior executive officers (except J. Clifford Hudson) automatically renew for successive one-year terms unless specifically terminated or not renewed by the Company. Those contracts provide for 12 months' salary upon termination of employment other than for cause. The contracts for all of the foregoing officers contain the same definition of "cause" as Mr. Hudson's contract.

    The contracts for all of the foregoing officers also provide that, upon a change in control of the Company, if the Company terminates the officer's employment other than for cause or violates any term of the contract, the Company must pay the officer a lump sum equal to a specified multiple of the officer's then current salary, not to exceed the maximum payable without a loss of the deduction under Section 280(g) of the Internal Revenue Code. The specified multiple equals two times the amount of their annual salary for all of the officers of the Company, except for Mr. Hudson (who would receive three times his annual salary). The same lump sum provision applies if the officer should resign for "good reason," which includes (without limitation) the occurrence without the officer's consent after a change in control of the Company of (1) the assignment to the officer of duties inconsistent with the officer's office with the Company, (2) a change in the officer's title or office with the Company, or (3) a reduction in the officer's salary. The officers' contracts generally define a "change in control" to include any consolidation or merger of the Company in which the Company does not continue or survive or pursuant to which the shares of capital stock of the Company convert into cash, securities, or other property; any sale, lease, exchange, or transfer of all or substantially all of the assets of the Company; the acquisition of 50% or more of the outstanding capital stock of the Company by any person; or, a change in the make-up of the Board of Directors of the Company during any period of two consecutive years, pursuant to which individuals who at the beginning of the period made up the entire Board of Directors of the Company cease for any reason to constitute a majority of the Board of Directors, unless at least two-thirds of the directors then and still in office approved the nomination of the new directors.

    Other than the foregoing agreements, the Company has no compensatory plan or arrangement with respect to its executive officers which would result from the resignation, retirement, or termination of any executive officer's employment with the Company, from a change in control of the Company, or from a change in an executive officer's responsibilities following a change in control of the Company.

REPORT ON EXECUTIVE COMPENSATION

    The following joint report of the Compensation Committee and Stock Plan Committee of the Board of Directors describes the committees' compensation policies with regard to the Company's executive officers for the last fiscal year, including the specific relationship of corporate performance to executive compensation. The report also discusses the committees' bases for the chief executive officer's compensation for the last fiscal year, including the factors and criteria upon which the committees based that compensation. As described above under "Committees and Meetings of the Board of Directors," the Compensation Committee's functions include reviewing and making recommendations to the Board of Directors concerning the base salary, annual incentive bonus awards, and other compensation awards to the Company's chief executive officer and other executive officers of the Company. The Stock Plan Committee's functions include the administration of the Company's employee stock option plan and the granting of stock options under that plan and the administration of the Company's employee stock incentive plan and the granting of stock under that plan.

    The following report shall not constitute a document deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the information by reference, and the report shall not constitute information otherwise deemed filed under either of those acts.

Independent Compensation Consultant Report

    The Company for several years has retained an independent compensation consultant to advise the Company on the structure and competitiveness of the Company's executive compensation program and to recommend programs appropriate for the Company in the areas of salary, annual incentive programs, long-term incentives, and benefits and employment contract provisions. In conducting its initial review, the consultant interviewed the executive officers of the Company, as well as the members of the Compensation Committee; identified a peer group of 11 comparable multi-outlet restaurant companies; and analyzed the cash compensation, stock option and long-term incentive programs, and employment contract provisions available in that peer group according to available proxy statement information, as well as compensation data from other published surveys. Since the initial review, the Company has obtained annual updates of the review and report to the Company. The results of the amended reviews continue to show that the total compensation of the Company's executive officers falls below the average level of total compensation of the peer group executive officers. The Company and the Compensation Committee intend to continue to work with the consultant to develop appropriate changes to the Company's executive compensation program.

Compensation Policy and Overall Objectives

    In order to attract, retain, and motivate superior executive talent, the Compensation Committee seeks to maintain compensation programs competitive with those provided by leading companies in the multi-unit restaurant business with similar size and business focus as the Company. The committee has adopted a compensation strategy to provide: (1) base salaries which are competitive but not above industry averages, (2) average or above-average total annual cash opportunities, through incentives based on operating results, (3) above-average long-term incentives based on stock appreciation, and (4) other benefits for executives which are competitive but not above industry norms.

    The primary components of the Company's executive compensation package consist of base salary, annual incentive bonus awards, and stock option awards. In connection with making decisions with respect to executive compensation, the Compensation Committee will take into account as one of the factors which it considers, the provisions of Section 162(m) of the Internal Revenue Code which limits the deductibility by the Company of certain categories of compensation in excess of $1,000,000 paid to certain executive officers. It may, however, determine to authorize compensation arrangements that exceed the $1,000,000 deductibility cap imposed by Section 162(m). No executive officer's total compensation for the fiscal year ending August 31, 2001 exceeded the $1,000,000 deductibility cap.

Discussion of Compensation Components

    Base Salary.  In reviewing each executive officer's base salary, the Compensation Committee takes into consideration the executive officer's responsibilities and performance, salaries for comparable positions at other companies, and fairness issues relating to pay for other Company executives. In making salary recommendations or decisions, the committee exercises its discretion and judgment based on those factors. The committee does not apply any specific formula to determine the weight of each factor.

    Incentive Bonus Awards.  The Company has adopted an incentive bonus plan, which covers all of the Company's executive officers, as well as other mid-level management personnel. Under the plan, the Compensation Committee measures the performance of the Company against an annual business plan prepared by management and reviewed and approved by the Board of Directors. Achievement of the earnings per share target set forth in the annual business plan may result in the payment of incentive payments equal to a percentage of the base salary of the covered officer (50% for Messrs. Hudson and Keymer and Ms. Moore, and 35% for Messrs. Matlock and McLain). Under the plan, the committee may award up to 50% of the incentive payments if the Company achieves 85% of the annual business plan and may award up to 100% of the incentive payments as the percentage of earnings per share achieved increases from 85% to 100%. The plan also allows the committee to increase the incentive payments ratably to the extent the Company exceeds the earnings per share target. The committee has the discretion whether and in what amounts to award any incentive bonuses.

    Stock Option Grants.  The 2001 Sonic Corp. Stock Option Plan is a stock-based incentive compensation plan under which employees selected by the Stock Plan Committee may receive awards in the form of stock options. Under that plan, employees may receive an annual grant of stock options to purchase a number of shares of common stock computed by (1) dividing the employee's annual salary and bonus by the current market price of the common stock and (2) multiplying that amount by a factor ranging up to two. The Stock Plan Committee grants special stock option awards to new members of management and to existing members of management who may have received a promotion.

    Stock Incentive Plan.  In November 1995, the Stock Plan Committee adopted and the Board of Directors approved the Stock Incentive Plan. Under that plan, the Company may issue up to 270,000 shares of common stock of the Company to key employees selected for participation in the plan by the Stock Plan Committee, which administers the plan. Participants in the Stock Incentive Plan receive awards of shares of restricted common stock (the "Restricted Stock"), subject to not vesting if the Company fails to achieve certain annual performance criteria. As the Company achieves the performance criteria, the portion of the award tied to the criteria will vest. Until the Restricted Stock vests, an escrow agent will hold the Restricted Stock. However, the participant will have the right to vote the Restricted Stock and receive any dividends on the stock. If the Company does not achieve the performance criteria, the portion of the award tied to that criteria will not vest and the right to receive dividends and to vote that portion of the Restricted Stock will terminate. Upon vesting, all restrictions on the vested portion will terminate and the participant will have the right to receive certificates representing the shares of vested Restricted Stock. There are no Restricted Stock grants currently outstanding.

Compensation of Chief Executive Officer

    Mr. Hudson has served as the Company's Chairman of the Board since January 2000 and as its Chief Executive Officer since April 1995. On November 14, 2000, the Compensation Committee set Mr. Hudson's annual compensation at $450,000. The committee considered the results of the most recent update of the Company's independent compensation consultant regarding the range of compensation for the chief executive officers of the Company's competitive peer group and set Mr. Hudson's level of compensation below the average of that group. On April 16, 2001, the Stock Plan Committee granted Mr. Hudson options to purchase 28,102 shares of common stock, consistent with the standard formula described above. Effective October 17, 2001, the Compensation Committee approved the award of 93.8% of Mr. Hudson's potential incentive bonus for the fiscal year ended August 31, 2001, pursuant to the terms of the Company's incentive bonus plan, which percentage is consistent with the percentages approved for the other executive officers of the Company, after taking into account the performance of the Company for that year.

Respectfully submitted,
The Compensation Committee	The Stock Plan Committee
/s/ Leonard Lieberman, Chairman	/s/ Leonard Lieberman, Chairman
/s/ Federico F. Peña	/s/ Federico F. Peña
/s/ Frank E. Richardson	/s/ Frank E. Richardson

REPORT OF AUDIT COMMITTEE

    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Annual Report of the Company for the fiscal year ended August 31, 2001 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

    The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board, a board jointly developed by the American Institute of Certified Public Accountants and the Securities and Exchange Commission to establish and improve auditor independence standards.

    The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held eight meetings during fiscal year 2001.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 31, 2001 for filing with the Securities and Exchange Commission. The Audit

Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

Respectfully submitted,
The Audit Committee
/s/ H.E. Rainbolt, Chairman
/s/ Margaret M. Blair
/s/ Robert M. Rosenberg
/s/ E. Dean Werries

Audit Fees

    The following table set forth the aggregate fees billed to the Company for the fiscal year ended August 31, 2001 by the Company's principal accounting firm, Ernst & Young:

Audit Fees, which include fiscal year audit and quarterly review services	$204,924
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$76,771

    Other Fees primarily include fees for tax consulting, audits of employee benefit plans, debt offering and acquisition assistance, and franchise-related services. The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence and has determined that such services have not adversely affected the accountant's independence.

Performance Graph

    The following graph compares the cumulative total return on the Company's common stock with the cumulative total returns on two published indices—the Total Return Index for The Nasdaq Stock Market (U.S. Companies) ("Nasdaq U.S. Stocks") and the Index for Nasdaq Retail Trade Stocks ("Nasdaq Retail Stocks"). The graph assumes a $100 investment on August 31, 1996, in the Company's common stock and in the stocks comprising the two identified indices. "Cumulative total return" means the appreciation in stock price, plus dividends paid, assuming the reinvestment of all dividends.

    The following graph shall not constitute a document deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the information by reference, and the graph shall not constitute information otherwise deemed filed under either of those acts.

Security Ownership of Certain Beneficial Owners and Management

    Certain Beneficial Owners.  The following table shows the total number and percentage of the outstanding shares of the Company's voting common stock beneficially owned as of December 31, 2000, with respect to each person (including any "group" as used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) the Company knows to have beneficial ownership of more than 5% of the Company's common stock. The Company computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which includes as beneficially owned all shares of common stock which the person or group has the right to acquire within the next 60 days. Unless indicated otherwise, each stockholder holds sole voting and investment power with regard to the shares of common stock.

Beneficial Owner	Number of Shares	Percent[1]
FMR Corp.[2] 82 Devonshire Street Boston, Massachusetts 02109	3,340,375	12.7%
T. Rowe Price Associates, Inc.[3] 100 E. Pratt Street Baltimore, Maryland 21202	2,531,050	9.5%
Delaware Management Holdings, Inc.[4] One Commerce Square 2005 Market Street Philadelphia, Pennsylvania 19103	2,503,767	9.5%
AIM Management Group Inc.[5] 11 Greenway Plaza, Suite 100 Houston, TX 77046	1,697,720	6.4%
Massachusetts Financial Services Company[6] 500 Boylston Street Boston, Massachusetts 02116	1,315,821	5.0%

    1Based on the number of outstanding shares of common stock on December 31, 2000 and the percentages set forth in the Schedules 13G filed by the above stockholders.

    2Reflects shares beneficially owned by FMR Corp. ("FMR"), Edward C. Johnson, 3d, Chairman of FRM, and Abigail R. Johnson, a Director of FMR, as of December 31, 2000, according to a statement on Schedule 13G filed by FMR with the SEC, which provides that these shares represented (a) 2,986,050 shares beneficially owned by Fidelity Management & Research Company ("Fidelity), a wholly-owned subsidiary of FMR, as a result of its role as an investment adviser to various investment companies, (b) 335,275 shares beneficially owned by Fidelity Management Trust Company ("Fidelity Management"), another wholly-owned subsidiary of FMR, as a result of its role as an investment manager for certain institutional accounts, and (c) 19,050 shares owned by Fidelity International Limited ("FIL") as a result of acting as investment advisor to various non-U.S. investment companies and certain institutional investors. (A partnership controlled by Mr. Johnson and family members owns approximately 40% of the voting stock of FIL.) Of the 2,986,050 shares beneficially owned by Fidelity, 2,887,500 shares are owned by Fidelity Low-Priced Stock Fund. Mr. Johnson and FMR each has sole dispositive power of the 2,986,050 shares. The voting power of the 2,986,050 shares is held by the Board of Trustees of the investment companies of which Fidelity is the investment advisor. Of the 335,275 shares beneficially owned by Fidelity Management, Mr. Johnson and FMR each has sole dispositive power and sole power to vote such shares. Fidelity and Fidelity Management have the same address as FMR. The address of FIL is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.

    3Reflects shares beneficially owned as of December 31, 2000, according to a statement on Schedule 13G filed by T. Rowe Price Associates, Inc. ("Price Associates") with the SEC, which provides that Price Associates beneficially owns such shares as a result of its role as an investment adviser to T. Rowe Price New Horizons Fund, Inc. ("Price Fund") and various other individual and institutional investors. Price Fund has sole voting power with regard to 1,800,000 shares. Price Associates has sole voting power for 332,350 shares and sole dispositive power of all 2,531,050 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is the beneficial owner of such securities. Price Fund has the same address as Price Associates.

    4Reflects shares beneficially owned as of December 31, 2000, according to a statement on Schedule 13G filed by Delaware Management Holdings, Inc. ("Delaware Holdings") with the SEC, which provides that Delaware Holdings has shared voting power with respect to 2,487,238 shares, sole dispositive power over 2,492,217 shares, and shared dispositive power over 11,550 shares. Delaware Management Business Trust ("Delaware Trust") has sole voting power with respect to 2,360,200 shares, sole dispositive power over 2,348,650 shares, and shared dispositive power over 11,550 shares. Delaware Holdings is the parent company of Delaware Trust. Delaware Trust has the same address as Delaware Holdings.

    5Reflects shares beneficially owned as of December 31, 2000, according to a statement on Schedule 13G filed by AIM Management Group Inc. ("AIM"), on behalf of itself and its wholly-owned subsidiaries, AIM Advisors, Inc. ("AAI") and AIM Capital Management, Inc. ("ACM") with the SEC, which provides that AIM has sole dispositive power with respect to all of such shares and the sole power to vote all of such shares. AAI and ACM have the same address as AIM.

    6Reflects shares beneficially owned as of December 31, 2000, according to a statement on Schedule 13G filed by Massachusetts Financial Services Company ("MFS") with the SEC, which provides that MFS has sole dispositive power with respect to all of such shares and the sole power to vote 1,117,316 of such shares.

    Management.  The following table sets forth information obtained from the directors and executive officers of the Company as to their beneficial ownership of the Company's voting common stock as of October 31, 2001. The Company computed the percentage ownership amounts in accordance with the provisions of Rule 13d-3(d), which rule includes as beneficially owned all shares of common stock which the person or group has the right to acquire pursuant to stock options exercisable within the next 60 days ("Currently Exercisable Options"). Unless indicated otherwise, each stockholder holds sole voting and investment power with regard to the shares of common stock.

Beneficial Owner	Number of Shares	Number of Currently Exercisable Options	Percent[1]
J. Clifford Hudson[2]	424,662	397,780	3.05%
Kenneth L. Keymer	3,375	112,057	[3]
Pattye L. Moore[4]	15,033	170,038	[3]
W. Scott McLain[5]	439	84,308	[3]
Ronald L. Matlock[6]	2,273	101,377	[3]
Margaret M. Blair	202	-0-	[3]
Leonard Lieberman	34,579	13,000	[3]
Federico F. Peña	-0-	-0-	[3]
H. E. Rainbolt	35,250	36,750	[3]
Frank E. Richardson	744,544	13,000	2.85%
Robert M. Rosenberg	31,500	42,750	[3]
E. Dean Werries[7]	43,250	13,000	[3]
Directors and executive officers as a group (15)[8]	1,339,547	1,166,677	9.02%

    1Pursuant to Rule 13(d)(3), the Company includes the shares of common stock underlying the Currently Exercisable Options as outstanding for the purposes of computing the percentage ownership of the person or group holding those options but not for the purposes of computing the percentage ownership of any other person.

    2Includes (a) 102,663 shares of common stock held by Mr. Hudson in trust for himself, (b) 289,611 shares of common stock held by Mr. Hudson's wife in trust for herself (of which Mr. Hudson disclaims beneficial ownership), and (c) 32,388 shares of common stock held by Mr. Hudson in trust for his two minor children (of which Mr. Hudson disclaims beneficial ownership).

    3Represents less than 1% of the Company's outstanding shares.

    4Includes 877 shares held for Ms. Moore in the Company's 401(k) plan.

    5All of such shares are held for Mr. McLain in the Company's 401(k) plan.

    6All of such shares are held for Mr. Matlock in the Company's 401(k) plan.

    7Includes 40,050 shares of common stock held by a limited partnership of which Mr. Werries serves as the general partner.

    8Includes (a) 4,925 shares of common stock held for certain executive officers in the Company's 401(k) plan and (b) 862 shares held for certain executive officers in the Company's employee stock purchase plan.

    Changes in Control.  The Company knows of no arrangements (including the pledge by any person of securities of the Company), the operation of which may result at a subsequent date in a change in control of the Company.

Certain Relationships and Related Transactions

    The Company leases two parcels of real estate, upon which it operates two Company-owned restaurants, from Plains Realty Corp. ("Plains"), a corporation in which J. Clifford Hudson, Chairman of the Board of Directors and Chief Executive Officer of the Company, owns a minority interest. The Company is leasing both parcels pursuant to leases entered into in 1988 and 1989. Both leases expire in January 2009. During the last fiscal year, the Company paid Plains a total of $115,734 in rent pursuant to those two leases. The Company believes that the terms and conditions of the leases are no less favorable than those it could have obtained from third parties in arm's length transactions.

    H. E. Rainbolt, a director of the Company, is Chairman of the Board and a principal stockholder of BancFirst Corp., the holding company of BancFirst of Oklahoma City ("BancFirst"). BancFirst is a participant in the Company's $80 million revolving line of credit. During the last fiscal year, the largest amount outstanding under that line of credit was approximately $65.7 million, in which BancFirst participated in approximately $16.4 million.

    Leonard Lieberman, a director of the Company, serves as a director of Michael Foods, Inc. Michael Foods, Inc. supplies vanilla soft serve mix, eggs, and milk to the Company's restaurants and the restaurants owned by the Company's franchisees. During the last fiscal year, the Company and its franchisees purchased approximately $30.1 million of such products from Michael Foods, Inc. through the Company's authorized distributors. The amount of food products purchased from Michael Foods, Inc. represented approximately 5.5% of the amount of all food and paper products purchased by the Company and its franchisees for the fiscal year ended August 31, 2001.

Section 16 Compliance

    Based upon a review of the original and amended Forms 3 and 4 furnished to the Company during its last fiscal year, the Company does not know of any person who failed to file on a timely basis any reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

AMENDMENT OF CERTIFICATE OF INCORPORATION

General

    The Board of Directors recommends that the stockholders approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 40 million shares to 100 million shares.

    Of the 40 million shares currently authorized, as of November 30, 2001, the Company had 26,605,392 shares issued and outstanding (excluding 5,349,172 shares of common stock held as treasury stock). In addition, the Company has reserved a total of 4,509,045 shares of common stock for issuance pursuant to the Company's employee stock option and directors' stock option plans. The Company, therefore, has approximately 91% of its authorized shares of common stock issued or reserved for issuance.

    In 1996, the Company increased its authorized common stock from 20,000,000 shares to 40,000,000 shares and since that time has utilized that increase in authorized shares primarily to effect two three-for-two stock splits, one each in 1998 and in 2000. The number of authorized shares currently available for issuance would not be sufficient to implement another three-for-two stock split. The purpose of the proposed increase in authorized shares is to ensure than an adequate supply of authorized unissued shares of common stock is available for general corporate needs, such as future stock splits or stock dividends, raising additional capital, financing acquisitions, or the issuance of stock options and other stock-based incentives under the Company's employee benefit plans.

    The proposed amendment, if adopted, would make an additional 60 million shares of common stock available from time to time without further stockholder approval, unless otherwise required by law, rule or regulation. The Company has no present plans, agreements, commitments, or understandings with regard to the issuance of the proposed additional shares of common stock. Stockholders of the Company do not have and will not have any preemptive rights to purchase any of the additional shares of common stock.

Amendment

    If approved, the amendment would change the initial portion of Article Fourth of the Company's Certificate of Incorporation as follows:

From:	"FOURTH: The total number of shares which the Corporation shall have the authority to issue shall be forty one million (41,000,000) shares, of which forty million (40,000,000) shall be shares of common stock, par value $.01 per share, and one million (1,000,000) shall be shares of preferred stock, par value $.01 per share...
To:	"FOURTH: The total number of shares which the Corporation shall have the authority to issue shall be one hundred one million (101,000,000) shares, of which one hundred million (100,000,000) shall be shares of common stock, par value $.01 per share, and one million (1,000,000) shall be shares of preferred stock, par value $.01 per share...

Vote Required

    The amendment of the Certificate of Incorporation requires approval by the affirmative vote of the holders of a majority of the Company's outstanding shares of common stock present in person or by proxy and voting at the meeting. If the stockholders do not vote a sufficient number of shares of common stock in favor of the amendment, the amendment will not take effect. The Board of Directors has not decided what action, if any, it may take if that happens.

    The Board of Directors recommends a vote "For" the amendment of the Company's Certificate of Incorporation.

SELECTION OF INDEPENDENT AUDITORS

    Effective December 14, 2001, the Company approved the engagement of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending August 31, 2002, subject to the approval and ratification of the stockholders. Ernst & Young LLP served as the Company's accountants for the fiscal year ended August 31, 2001 and for all fiscal years since 1984. The Company decided to change accountants because, as a result of the Company's growth over the last several years, the Company believes it will be better served by an accounting firm having a larger number of accountants in its Oklahoma City office. The decision to change the Company's independent accountants was recommended by the Company's Audit Committee and approved by its Board of Directors.

    The audit reports of Ernst & Young LLP on the Company's financial statements for the years ended August 31, 2000 and 2001, respectively, did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's two fiscal years ended August 31, 2001, and the subsequent interim period preceding the decision to change independent accountants, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its reports covering such periods. Further, Ernst & Young LLP did not advise the Company of any reportable events during the aforementioned time period.

    Representatives of Arthur Andersen LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to so do. They will also be available to respond to appropriate questions presented at the annual meeting.

    In the event the appointment of Arthur Andersen LLP is not ratified by the affirmative vote of a majority of the shares of common stock represented at the annual meeting, the selection of independent accountants will be reconsidered by the Board of Directors.

    The Board of Directors recommends a vote "For" the approval and ratification of the appointment of Arthur Andersen LLP.

OTHER MATTERS

    The Board of Directors knows of no other matters which may come before the annual meeting. If any other business properly comes before the meeting, the persons named in the proxy will vote with respect to that matter in accordance with their best judgment.

2001 ANNUAL REPORT AND FORM 10-K

    A copy of the 2001 Annual Report to Stockholders accompanies this Proxy Statement. The Company's Annual Report on Form 10-K for the year ended August 31, 2001, as filed with the Securities and Exchange Commission, contains detailed information concerning the Company and its operations which is not included in the 2001 Annual Report. A copy of the 2001 Form 10-K will be furnished to each stockholder without charge upon request in writing to: Ronald L. Matlock, Secretary, Sonic Corp., 101 Park Avenue, Oklahoma City, OK 73102.

    Only one proxy statement and annual report may be delivered to multiple stockholders sharing an address, unless the Company receives contrary instructions from one or more of the stockholders. Any stockholder at a shared address to which a single copy of the proxy statement and annual report have been sent who would like a separate copy of this proxy statement and annual report or future proxy statements and annual reports may make a written or oral request to Ronald L. Matlock, Secretary, Sonic Corp., 101 Park Avenue, Oklahoma City, OK 73102 or by telephone at (405) 280-7654. Similarly, requests may be made for delivery of a single copy of a proxy statement and annual report to be delivered to an address where multiple stockholders are currently receiving multiple copies of proxy statements and annual reports.

PROXY
For the Annual Meeting of Stockholders of
SONIC CORP.
THE BOARD OF DIRECTORS OF SONIC CORP. IS SOLICITING THIS PROXY

   The undersigned hereby appoints J. Clifford Hudson and Ronald L. Matlock, and each of them, the undersigned's proxy, with full power of substitution, to attend the annual meeting of the stockholders of Sonic Corp. (the "Company") on Thursday, January 17, 2002, at 1:30 p.m., in Meeting Room 2 of the Myriad Convention Center, One Myriad Gardens, Oklahoma City, Oklahoma, and at any adjournment of that meeting, and to vote the undersigned's shares of common stock as designated below.

(1)	ELECTION OF DIRECTORS
	/ /	For All Nominees Listed Below (Except as marked to the contrary below)	/ / WITHHOLD AUTHORITY to Vote for All Nominees Listed Below
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike through the nominee's name below.)
Kenneth L. Keymer H.E. "Gene" Rainbolt E. Dean Werries
The Board of Directors recommends a vote "For" the election of all of the above-named nominees.
(2)	Approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock.
/ / FOR / / AGAINST / / ABSTAIN
The Board of Directors recommends a vote "For" the approval and ratification of an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock.
(3)	Approval and Ratification of the Selection of Independent Auditors.
/ / FOR / / AGAINST / / ABSTAIN
The Board of Directors recommends a vote "For" the approval and ratification of the selection of independent auditors.
(4)	Any other matter properly coming before the meeting, upon which the persons named above will vote for or against, in their sole discretion, or upon which the persons named above will abstain from voting, in their sole discretion.
/ / To Grant Authority / / To Withhold Authority

   The persons named above will vote the shares of common stock represented by this proxy card in accordance with the specifications made in Items 1, 2, and 3. If the undersigned makes no specification, the persons named above will vote the shares in favor of Items 1, 2, and 3, and will vote the shares as if the undersigned had granted the authority in Item 4.

   Please sign exactly as your name appears below, date and return this proxy card promptly, using the self-addressed, prepaid envelope enclosed for your convenience. Please correct your address before returning this proxy card. Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both persons should sign.

Name of Stockholder (Please Print)
New Address (Street, City, State, Zip Code)
Signature and Title
Signature and Title
Date